Exhibit 10.1

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

BETWEEN

COMMONWEALTH CREDIT PARTNERS BDC I, INC.

AND

COMMONWEALTH CREDIT ADVISORS LLC

Agreement is made this [    ] day of [    ] 2021, by and between Commonwealth Credit Partners BDC I, Inc., a Delaware corporation (the “Company”), and Commonwealth Credit Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Company’s board of directors and stockholders have approved this investment advisory and management agreement (this “Agreement”) in accordance with the requirements of the Investment Company Act.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth. In the performance of its duties, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable; (iii) any other applicable provision of law; (iv) the provisions of the Articles of Incorporation (the “Charter”) and the Bylaws of the Company, each as amended and/or restated from time to time; (v) the investment objectives, policies and restrictions applicable to the Company as set forth in the Company’s Registration Statement on Form 10, first filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2021 (the “Registration Statement”), as they may be amended from time to time by the Board upon written notice to the Adviser; and (vi) any other policies and determinations of the Board provided in writing to the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, monitor and service the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Company; and (vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder (as opposed to the accounting, compliance and other administrative services set forth in clause (xxiii) below), and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company.

The Company will bear its own legal and other expenses incurred in connection with the Company’s formation and organization and the offering of its shares, including external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts (other than any placement fees, which will be borne by the Adviser directly or pursuant to waivers of the Management Fee), up to a maximum aggregate amount of $750,000.

In addition to Management Fees, except as noted above, the Company will bear all other costs and expenses that are directly and specifically related to its operations, including (without limitation) those relating to:

(i)

all costs and expenses with respect to the actual or proposed acquisition, financing, holding, monitoring or disposition of the Company’s investments, whether such investments are ultimately consummated or not, including, origination fees, syndication fees, due diligence costs, broken deal expenses, bank service fees, fees and expenses of custodians, transfer agents, consultants, experts, travel expenses incurred for investment-related purposes, outside legal counsel, consultants and accountants, administrator’s fees of third party administrators (subject to clause (xxiii) below) and financing costs (including interest expenses);

(ii)

expenses for liability insurance, including officers and independent directors liability insurance, cyber insurance and other insurance (but excluding the cost of liability insurance covering the Adviser and its officers to the extent that bearing such expenses would be prohibited by ERISA);

(iii)	extraordinary expenses incurred by the Company (including litigation);

(iv)

indemnification and contribution expenses provided, that the Company will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law, including ERISA, if applicable;

(v)	taxes and other governmental fees and charges;

(vi)	administering and servicing and special servicing fees paid to third parties for the Company’s benefit;

(vii)	the cost of Company-related operational and accounting software and related expenses;

(viii)

cost of software (including the fees of third-party software developers) used by the Adviser and its affiliates to track and monitor the Company’s investments (specifically, cost of software related to data warehousing, portfolio administration/reconciliation, loan pricing and trade settlement attributable to the Company);

(ix)	expenses related to the valuation or appraisal of the Company’s investments;

(x)	risk, research and market data-related expenses (including software) incurred for the Company’s investments;

(xi)

fees, costs and expenses (including legal fees and expenses) incurred to comply with any applicable law, rule or regulation (including regulatory filings such as financial statement filings, ownership filings (Section 16 or Section 13 filings), blue sky filings and registration statement filings, as applicable) to which the Company is subject or incurred in connection with any governmental inquiry, investigation or proceeding involving the Company; provided that the Company will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law, including ERISA, if applicable;

(xii)	costs associated with the wind-up, liquidation, dissolution and termination of the Company;

(xiii)

other legal, compliance, operating, accounting, tax return preparation and consulting, auditing and administrative expenses in accordance with this Agreement and the administration agreement between the Company and Commonwealth Credit Advisors LLC (in such capacity, the “Administrator”) and fees for outside services provided to the Company or on the Company’s behalf; provided that if the assets of the Company are treated as “plan assets” for purposes of ERISA, the Company will not incur such expenses or fees, if such expenses and fees arise in connection with such services, to the extent that they are performed by the Administrator (as opposed to a sub-administrator appointed by the Administrator);

(xiv)

expenses of the Board (including the reasonable costs of legal counsel, accountants, financial advisors and/or such other advisors and consultants engaged by the Board, as well as travel and out-of-pocket expenses related to the attendance by directors at Board meetings), to the extent permitted under applicable law, including ERISA, if applicable;

(xv)	annual or special meetings of the stockholders of the Company (“Shareholders”);

(xvi)

the costs and expenses associated with preparing, filing and delivering to Shareholders periodic and other reports and filings required under federal securities laws as a result of the Company’s status as a BDC;

(xvii)	ongoing Company offering expenses;

(xviii)	federal and state registration fees pertaining to the Company;

(xix)	costs of Company-related proxy statements, Shareholders’ reports and notices;

(xx)	costs associated with obtaining fidelity bonds as required by the Investment Company Act and Section 412 of ERISA;

(xxi)	printing, mailing and all other similar direct expenses relating to the Company;

(xxii)

expenses incurred in preparation for or in connection with (or otherwise relating to) any initial public offering or other debt or equity offering conducted by the Company, including but not limited to external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts; and

(xxiii)

only to the extent (i) “benefit plan investors”, as defined in Section 3(42) of ERISA and any regulations promulgated thereunder, hold less than 25% of the Company’s shares, or (ii) the Company’s shares are listed on a national securities exchange, the Company’s allocable portion of overhead, including office equipment and supplies, rent and the Company’s allocable portion of the compensation paid to accounting, compliance and administrative staff employed by the Adviser, or its affiliates who provide services to the Company necessary for its operation, including related taxes, health insurance and other benefits.

Investment-related expenses with respect to investments in which the Company invests together with one or more parallel funds (or co-investment vehicles) shall generally be allocated among all such entities on the basis of capital invested by each such entity into the relevant investment; provided that if the Adviser reasonably believes that such allocation method would produce an inequitable result to any such entity, the Adviser may allocate such expenses among such entities in any other manner that the Adviser believes in good faith to be fair and equitable.

3.	Compensation of the Adviser.

(a) The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a fee consisting of an annual base management fee (“Management Fee”) and an incentive management fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. For all services rendered under this Agreement, the Management Fee and Incentive Fee will each be payable quarterly in arrears.

(b) Management Fee. During the Investment Period (as defined below), the Management Fee will be calculated at an annual rate of 1.00% with respect to the Company’s Adjusted Average Assets Invested (defined below) in respect of the relevant quarterly period, in the manner set forth in Exhibit A hereto. “Adjusted Average Assets Invested” shall mean (a) the average of the sum of the Company’s (i) Drawn Capital Commitments and (ii) outstanding principal on borrowings, in the case of clause (i) and clause (ii), as of the last business day of each month included in the relevant quarterly period less (b) the sum of the Company’s (iii) cumulative net unrealized losses, if any, and (iv) cumulative net realized losses, if any, in the case of clause (iii) and clause (iv), as of the last business day of the relevant quarter. For the avoidance of doubt, the quarterly Management Fees payable to the Adviser are specifically set forth in Exhibit A hereto.

After the Investment Period, the 1.00% Management Fee will be calculated based on the Company’s Average Assets Invested in respect of each quarterly period.

The Company’s investment period (“Investment Period”) will commence on the date of the initial closing and shall continue until the 48-month anniversary of the date of the initial closing, subject to automatic extensions thereafter, each for an additional one year period, unless the UAW Retiree Medical Benefits Trust Separate Retiree Accounts, in their capacity as the principal holders of the Company’s outstanding shares (the “UAW RMBT

Investors”), elect to forego any such extension, upon not less than ninety (90) days prior written notice to the Adviser; provided, however, that if an initial public offering and/or public listing on a national securities exchange of the Company’s shares shall have occurred, the Company shall operate as an infinite life, permanent capital vehicle. The UAW RMBT Investors may also terminate the Investment Period as of any earlier anniversary of the date of the initial closing, upon not less than ninety (90) days prior written notice to the Adviser. The Adviser may also terminate the Investment Period as of an earlier date in its discretion.

Any Management Fees payable pursuant to this Section 3 will be calculated based on the Company’s Average Assets Invested in respect of the most recently completed calendar quarter. Management Fees for any partial quarter will be appropriately prorated. For the avoidance of doubt, the quarterly Management Fees payable to the Adviser shall be calculated based on the lower of the actual Average Assets Invested as of the end of any quarter and the target Average Assets Invested for that quarter, as specifically set forth in Exhibit A hereto.

(c) Incentive Fee. If, as of the last day of the relevant quarter, the Company’s Total Return (as defined below) in respect of the relevant Measurement Period (as defined below) equals or exceeds the “Hurdle Amount” (as defined below), which shall represent an annualized total return of 7.25%, the Adviser shall be paid an Incentive Fee calculated at an annual rate of 0.25% (0.0625% per quarter) with respect to the Company’s Incentive Fee Average Assets Invested (as defined below) on a cumulative basis for the Measurement Period less the aggregate amount of any previously paid Incentive Fees with respect to the Measurement Period.

If, as of the last day of the relevant quarter, the Company’s Total Return in respect of the relevant Measurement Period is less than the Hurdle Amount, the Adviser shall not receive the Incentive Fee in respect of the relevant quarter.

“Total Return” means the sum of the Company’s net investment income (with Organizational Expenses (as defined herein) amortized ratably over a three year period for the purposes of this calculation) in respect of the relevant Measurement Period and the Company’s realized and unrealized capital gains less realized and unrealized capital losses in respect of the relevant Measurement Period.

The Company will bear its own legal and other expenses incurred in connection with its formation and organization and the offering of its shares, including external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts (other than any placement fees, which will be borne by the Adviser directly or pursuant to waivers of the Management Fee), up to a maximum aggregate amount of $750,000 (“Organizational Expenses”).

For the avoidance of doubt, the Total Return calculation will not take into account the deduction of the 0.25% Incentive Fee but will take into account the deduction of the 1.00% Management Fee.

“Hurdle Amount” means 7.25% times the average of the “Drawn Capital Commitments” (as defined below) for each quarter during the Measurement Period, (i) multiplied by the number of quarters in the Measurement Period, and (ii) divided by (4) four.

“Drawn Capital Commitments” means the simple average of the drawn capital commitments made by investors as of the last business day of each month included in the relevant quarterly period.

“Measurement Period” means the period from the Company’s inception date through the end of the most recently completed calendar quarter.

“Incentive Fee Average Assets Invested” means (a) the average of the sum of the Company’s (i) Drawn Capital Commitments and (ii) outstanding principal on borrowings, in the case of clause (i) and clause (ii), as of the last business day of each month included in the Measurement Period less (b) the Company’s net realized and unrealized losses, if any, in respect of each quarter included in the relevant Measurement Period.

4.	Covenants of the Adviser.

(a) The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

(b) ERISA Covenants:

(i) The Adviser agrees that during all periods when the assets of the Company are treated as “plan assets” for purposes of ERISA, the Adviser shall (i) qualify as a “qualified professional asset manager”, as defined in the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, or any successor thereto (a “QPAM”) and shall be a QPAM with respect to the Company, (ii) use commercially reasonable efforts to proceed under the exemption under Section 408(b)(17) of ERISA (and the corresponding tax-code exemption), or (iii) otherwise use commercially reasonable efforts to proceed on the basis of another exemption, where necessary or appropriate to avoid non-exempt prohibited transactions.

(ii) The Adviser acknowledges that during all periods when the assets of the Company are treated as “plan assets” for purposes of ERISA, the Adviser will be (i) a “fiduciary”, as defined in Section 3(21) of ERISA, with respect to the Company and with respect to each U.S. employee benefit plan or trust as defined in and subject to the provisions of ERISA (an “ERISA Plan”) that invests in the Company, and (ii) an “investment manager”, as defined in Section 3(38) of ERISA, with respect to each ERISA Plan that invests in the Company.

(iii) The Adviser agrees that during all periods when the assets of the Company are treated as “plan assets” for purposes of ERISA, the Adviser shall be registered as an investment adviser under the Advisers Act.

5.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction (including where such member of a national securities exchange, broker or dealer (i) supplies, or pays for (or rebates a portion of the Company’s brokerage commissions to the Company for the payment of) the cost of, brokerage, research or execution services used by the Company (ii) and/or pays for (or rebates a portion of the Company’s brokerage commissions to the Company for the payment of) obligations of the Company or the Company’s share of obligations) in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio; except that, during all periods when the assets of the Company are treated as “plan assets” for purposes of ERISA, the Adviser may use “soft dollars” to obtain products and services only to the extent that such products and services fall within the parameters of Section 28(e) of the Securities Exchange Act of 1934, as amended, as such safe harbor is interpreted by the SEC.

6.	Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith

(including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.	Limitation of Liability of the Adviser; Indemnification.

The Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder) or by reason of a breach of the Adviser’s fiduciary duties under ERISA, if applicable.

9.	Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time, without the payment of any penalty, upon giving the Adviser 60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of the directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or (ii) by the Adviser on 60 days’ written notice to the Company (which notice may be waived by the Company).

(b) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual written consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

COMMONWEALTH CREDIT PARTNERS BDC I, INC.

By:
Name: Robert O’Sullivan
Title: Chief Executive Officer

COMMONWEALTH CREDIT ADVISORS LLC

By:
Name: Cecilio Rodriguez
Title: Chief Financial Officer

Exhibit A:

Management Fee Calculation

The following quarterly fee percentages shall be payable with respect to the Company’s target Adjusted Average Assets Invested from the quarter ending 09/30/2021 through the end of the Investment Period:

Quarter Ending	Quarter	Target Adjusted Average Assets Invested ($ in millions)[1]	Quarterly Management Fee Percentage	Quarterly Dollar Amount ($ in millions)[2]
09/30/2021	1	$80	1%	0.20
12/31/2021	2	$160	1%	0.40
03/31/2022	3	$240	1%	0.60
06/30/2022	4	$320	1%	0.80
09/30/2022	5	$400	1%	1.00
12/31/2022	6	$480	1%	1.20
03/31/2023	7	$560	1%	1.40
06/30/2023	8	$640	1%	1.60
09/30/2023	9	$650	1%	1.625
12/31/2023	10	$650	1%	1.625
03/31/2024	11	$650	1%	1.625
06/30/2024	12 and beyond [3]	$650	1%	1.625

[1]

For the avoidance of doubt, the Management Fee paid at the end of any quarter shall be calculated based on the lower of the actual Adjusted Average Assets Invested in respect of the quarter and the target Adjusted Average Assets Invested for that quarter.

[2]	Reflects dollar amount of Management Fees payable for the applicable quarter based on the Company’s target Adjusted Average Assets Invested as of the end of such quarter.
[3]	Reflects the Management Fee payable beginning in quarter 12 and extending through the end of the Investment Period.